NAME OF REGISTRANT

Franklin Templeton Limited Duration Income Trust
File No. 811-21357

EXHIBIT ITEM No. 77Q1: Exhibits


FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST
CERTIFICATE OF SECRETARY

I, Karen L. Skidmore, Vice President and Secretary of Franklin Templeton Limited Duration Income Trust ("Trust"), hereby certify that the following is the true and correct amendment to the Bylaws of the Trust as approved by the Board of Trustees of the Trust and effective on February 23, 2010:
ARTICLE IX
COMPLIANCE WITH FITCH RATING GUIDELINES

	Section 1.	OVERCOLLATERALIZATION TESTS.  For as long as the Trust has
outstanding Auction Preferred Shares, Series M, Series W or Series F (collectively, "AP Shares"), as described in that certain Statement of Preferences of Auction Rate Preferred Shares (the "Statement") dated October
20, 2003, and the AP Shares are rated by Fitch, Inc. ("Fitch"), the Trust shall maintain asset coverage ratios with respect to the Fitch Total Overcollateralization Test ("Fitch Total OC Test") and the Fitch Net Overcollateralization Test ("Fitch Net OC Test") consistent with maintaining a Fitch rating of AAA, as described by Fitch in Closed-End Fund Debt and Preferred Stock Rating Criteria dated August 17, 2009, as the same may be amended from time to time and made publicly available by Fitch on its website or such other location as Fitch may designate by reasonable notice (collectively, the "Fitch OC Tests").

	Section 2.	VALUATION PERIOD.  The Trust shall calculate its compliance
with the Fitch OC Tests weekly (each such weekly calculation date to be referred to as a "Valuation Date") and will send the calculation to Fitch monthly.

	Section 3.	CURE PERIOD.  If in any weekly valuation the Trust fails to
comply with the Fitch OC Tests, the Trust shall have ten (10) business days from such Valuation Date to restore compliance with such coverage ratios (such tenth (10th) business day to be referred to as the "Cure
Date").  The Trust may restore compliance through any combination of deleveraging, portfolio rebalancing, suspending dividends or distribution payments on common shares, or such other means as the officers of the Trust deem necessary, desirable or appropriate to restore compliance with the
Fitch OC Tests.

	Section 4.	MANDATORY REDEMPTION.  In the event that the Trust fails to
comply with the Fitch OC Tests on a Valuation Date and fails to restore compliance by the closed of business on the Cure Date, the Trust shall conduct a mandatory redemption of AP Shares in accordance with Section 9(b)
of Part I of the Statement and such other provisions of the Statement as shall be applicable to mandatory redemptions.  Such mandatory redemption shall take place within thirty (30) days of the Cure Date (the date on which the redemption takes place to be referred to as the "Redemption
Date").  During the period between the Cure Date and the Redemption Date, the Trust shall not issue or incur additional leverage, nor declare or pay dividends or distribution on common shares.



IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed on this 23rd day of March, 2010.



/s/Karen L. Skidmore
Karen L. Skidmore
Vice President and Secretary
Franklin Templeton Limited Duration Income Trust